EXHIBIT 10.1
EMPLOYMENT SECURITY AGREEMENT
This Employment Security Agreement (“Agreement”) is entered into as of this 18th day of July, 2011 by and between Newell Rubbermaid Inc., a Delaware corporation (“Employer”), and Michael B. Polk (“Executive”).

WITNESSETH:
WHEREAS, the Board of Directors of the Employer has determined that it is in the best interests of the Employer and its stockholders to employ the Executive as the Company's President and Chief Executive Officer;
WHEREAS, in connection herewith Employer and Executive entered into an employment letter agreement dated June 23, 2011 (“Employment Agreement”);
WHEREAS, Employer desires to provide certain security to Executive in connection with Executive's employment with Employer; and
WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of the security Employer is providing to Executive with respect to his employment.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Definitions. For purposes of this Agreement.
(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.
(b)“Base Salary” shall mean Executive's annual base salary at the rate in effect on the date of a Change in Control, or if greater, the rate in effect immediately prior to Executive's termination of employment with Employer.
(c) “Bonus” shall mean an amount determined by multiplying Executive's Base Salary by the payout percentage that would apply to Executive based on (i) the job position held by Executive on the date of a Change in Control or the date of Executive's termination of employment with Employer (whichever position is higher at the time) and (ii) attainment of the targeted performance goals at a 100% level, as determined under the Management Cash Bonus Plan of Employer, or any prior or successor plan or arrangement covering Executive (such amount to be determined regardless of whether Executive would otherwise be eligible for a Bonus under the terms of any such plan or arrangement or the extent to which the performance goals are actually met).
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Change in Control” shall mean the occurrence of any of the following events:
(i)any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than Employer or a trustee or other fiduciary holding securities under an employee benefit plan of Employer), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer's then outstanding securities entitled to vote generally in the election of directors;
(ii)Employer is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Employer's outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Employer's outstanding securities entitled to vote generally in the election of directors;
(iii)Employer sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Employer's outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Employer's outstanding securities entitled to vote generally in the election of directors; or
(iv)during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of Employer (and any new Directors, whose appointment or election by the Board of Directors or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board of Directors.
(f)“Good Cause” shall exist if, and only if:
(i)Executive willfully engages in misconduct in the performance of his duties that causes material harm to Employer; or
(ii)Executive is convicted of a criminal violation involving fraud or dishonesty.
Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by Executive and/or Employer to attain financial or other business objectives; any personal or policy disagreement between Executive and Employer or any member of the Board of Directors of Employer; or any action taken by Executive in connection with his duties if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was improper. Notwithstanding anything herein to the contrary, in the event Employer terminates the employment of Executive for Good Cause hereunder, Employer shall give Executive at least 30 days prior written notice specifying in detail the reason or reasons for Executive's termination.
(g) “Good Reason” shall exist if, without the Executive's written consent:
(i)there is a material change in the nature or the scope of Executive's authority or duties;
(ii)Executive is required to report (A) to an officer with a materially lesser position or title than the officer to whom Executive reported on the date of the Change in Control, if Executive is not the Chief Executive Officer of Employer, or (B) to other than the entire Board, if Executive is the Chief Executive Officer of Employer;
(iii)there is a material reduction in Executive's rate of base salary;
(iv)Employer changes by 50 miles or more the principal location in which Executive is required to perform services;
(v)Employer terminates or materially amends, or terminates or materially restricts Executive's participation in, any Incentive Plan or Retirement Plan so that, when considered in the aggregate with any substitute Plan or Plans, the Incentive Plans and Retirement Plans in which he is participating materially fail to provide him with a level of benefits provided in the aggregate by such Incentive Plans or Retirement Plans prior to such termination or amendment, but expressly excluding any reduction in benefits that is both applicable equally to all senior executives of Employer who participate in the affected Incentive Plan(s) or Retirement Plan(s) and either (x) is made in connection with an extraordinary decline in Employer's earnings, share price or public image, or (y) is undertaken in order to make such Incentive Plan(s) or Retirement Plan(s) consistent with the executive compensation programs of those companies with whom Employer competes for attracting/retaining executive talent; or
(vi)Employer materially breaches the provisions of this Agreement.
A termination of Executive's employment by Executive shall not be deemed to be for Good Reason unless (1) Executive gives notice to Employer of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (2) the Employer fails to cure such event or condition within thirty (30) days after receiving such notice, and (3) Executive's “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists (or, if earlier, the last day of the Term).
(h)“Incentive Plan” shall mean any incentive, bonus, equity-based or similar plan or arrangement currently or hereafter made available by Employer or an Affiliate in which Executive is eligible to participate.
(i)“Retirement Plan” shall mean any qualified or supplemental defined contribution retirement plan, currently or hereinafter made available by Employer or an Affiliate in which Executive is eligible to participate.
(j)“Severance Period” shall mean the period beginning on the date the Executive's employment with Employer terminates under circumstances described in Section 3 and ending on the date 24 months thereafter.
(k)“Welfare Plan” shall mean any plan or arrangement providing health, prescription drug, vision, dental, disability, survivor income or life insurance benefits that is currently or hereafter made available by Employer or an Affiliate in which Executive is eligible to participate.
2.Term. The term of this Agreement shall be the period beginning on the date hereof and terminating on the date 24 months after the date of Executive's termination of employment (the “Term”).
3.Termination of Employment. If a Change in Control occurs, Executive shall be entitled to the benefits described in Section 4 if at any time during the 24-month period following the Change in Control (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or (ii) Executive terminates his employment with Employer for Good Reason.
4.Benefits Upon Termination of Employment. Upon termination of Executive's employment with Employer under circumstances described in Section 3 above:
(a)Employer shall pay Executive, in a lump sum as soon as practicable following Executive's termination of employment, but in no event later than 30 days following such termination, the sum of:
(i)three (3) times the sum of the Executive's Base Salary and the Executive's Bonus; plus
(ii)the Executive's Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365.
(b)Executive shall be entitled to receive any and all benefits accrued under any other Incentive Plans to the date of termination of employment, the amount, entitlement to, form and time of payment of such benefits to be determined by the terms of such Incentive Plans. For purposes of calculating Executive's benefits under the Incentive Plans, Executive's employment shall be deemed to have terminated by reason of retirement under circumstances that have the most favorable result for

Executive thereunder.
(c)Executive's benefits accrued or credited through the date of termination of employment under the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, or its successor (the "2008 Deferred Compensation Plan") that are not vested as of the date of termination of employment shall be fully vested and paid in accordance with the terms of the applicable plan (subject to any forfeiture provision under Section 4.3(d) of the 2008 Deferred Compensation Plan). Employer shall also pay to the Executive, in a lump sum as soon as practicable following Executive's termination of employment, but in no event later than 30 days following such termination, an amount equal to the Executive's benefits accrued or credited through the date of termination of employment under the Employer's qualified defined contribution plans that are not vested as of the date of termination of employment.
(d)If upon the date of termination of Executive's employment, Executive holds any awards with respect to securities of Employer, (i) all such awards that are stock options shall immediately become fully vested and exercisable upon such date and shall be exercisable thereafter until the earlier of the third anniversary of Executive's termination of employment or the expiration of the term of the options; (ii) all time-based restrictions on any awards of restricted shares shall terminate or lapse and all time-based awards of restricted stock units shall become fully vested, nonforfeitable and immediately payable to Executive; and (iii) all performance goals applicable to any performance-based awards shall be deemed satisfied at the "target" level and paid in accordance with the terms of the applicable award agreement; provided, all performance criteria under Executive's Employment Transition Award of restricted stock units granted pursuant to the Employment Agreement shall be deemed fully satisfied upon the occurrence of a Change in Control (without regard for a condition of a contemporaneous or subsequent termination of Executive's employment).
(e)During the Severance Period, Executive and his spouse and eligible dependents shall be eligible for coverage under the Welfare Plans as follows:
(i)    Coverage during the Severance Period under any Welfare Plan that is a group health plan as defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), shall be provided under COBRA, except that the maximum coverage period shall be extended from 18 to 24 months. If Executive, his spouse, and/or his dependents elect COBRA coverage under any Welfare Plan, Employer shall pay a portion of the COBRA premiums. The portion to be paid by Employer shall equal the amount necessary so that the total of the COBRA premiums paid by Executive, his spouse, and/or his dependents is equal to the premium that would have been paid by Executive for such coverage as an active employee immediately prior to the Change in Control.
(ii)    Executive and his spouse and eligible dependents shall continue to be covered by all other Welfare Plans in which he or his spouse or eligible dependents were participating immediately prior to the date of his termination of employment, upon the terms and subject to the conditions of those plans as in effect immediately prior to the Change in Control or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other senior executives of Employer, as if he continued to be an active employee of Employer, and Employer shall continue to pay the costs of such coverage under such Welfare Plans on the same basis as is applicable to active employees covered thereunder as in effect immediately prior to the Change in Control; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer shall provide substantially identical benefits.
The coverage provided under this Section 4(e) shall cease if and when Executive obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plans provided by his new employer.
(f)Executive shall be entitled to payment for any accrued but unused vacation in accordance with Employer's policy in effect at Executive's termination of employment in a lump sum as soon as practicable following Executive's termination of employment, but in no event later than 30 days following such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation he would have earned had his employment continued during the Severance Period, and Executive waives any right to receive such compensation.
(g)Employer shall, at Employer's expense, provide Executive with six months of executive outplacement services with a professional outplacement firm selected by Employer; provided that the outplacement services must be used by the Executive by no later than the second calendar year following the calendar year in which the termination of employment occurred.
(h)Executive shall not be entitled to reimbursement for fringe benefits during the Severance Period, such as dues and expenses related to club memberships, automobile, cell phone, expenses for professional services and other similar perquisites.
5.Setoff. Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer or any of its affiliated companies may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as expressly provided in Section 4(e).
6.Death. If Executive dies during the Severance Period, all amounts payable hereunder to Executive shall, to the extent not paid, be paid to his surviving spouse or his designated beneficiary, or if none, then to his estate. Executive's surviving spouse and eligible dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period. On the death of the surviving spouse and eligible dependants, no further Welfare Plan coverage shall be provided (other than any coverage required pursuant to Title I, Part 6 of COBRA), and no further benefits shall be paid, except for benefits accrued under any Incentive Plans and Retirement Plans to the date of Executive's termination of employment, to the extent such benefits continue following Executive's death pursuant to the term of such Plans.
7.Certain Reductions in Payments.
(a)     Anything in this Agreement to the contrary notwithstanding, in the event that an independent, nationally recognized accounting firm designated by Employer prior to a Change in Control (the “Accounting Firm”) shall determine that receipt of all payments, benefits or distributions by Employer or its affiliates in the nature of compensation to or for Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would (after taking into account any value attributable to the non-competition covenant in Section 8), subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below in Section 7(d)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below in Section 7(d)) of aggregate Payments if Executive's Agreement Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive's Agreement Payments were reduced to the Reduced Amount, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement. Notwithstanding anything to the contrary, in no event shall the value (if any) attributable to the non-competition covenant in Section 8 be taken into account for purposes of the Accounting Firm's determination if it would reduce the Agreement Payments to be paid to Executive, it being understood that any such valuation is intended solely to reduce the amounts that are considered “parachute payments” and therefore reduce any excise tax under Section 4999 of the Code. Any valuation of the non-competition covenant in Section 8 shall be determined by the Accounting Firm (or, if the Accounting Firm is not able to make such determination, an independent third-party valuation specialist, selected by Employer), and Employer shall cooperate in good faith in connection with any such valuation process. In no event shall this Section 7 or any other provision of this Agreement be construed to require the Employer to provide any tax gross-up for the Executive's excise tax liability, if any, under Section 4999 of the Code.
(b)     If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, Employer shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm (or, with respect to the valuation of the non-competition covenant in Section 8, to the extent applicable, the independent third-party valuation specialist) under this Section 7 shall be binding upon Employer and Executive and shall be made within thirty (30) days after a termination of Executive's employment. The reduction of the Agreement Payments to the Reduced Amount, if applicable, shall be made by reducing the Agreement Payments under the following sections (and no other Payments) in the following order: (i) Section 4(a), (ii) Section 4(c), and (iii) Section 4(g). All fees and expenses of the Accounting Firm and the independent third-party valuation specialist (if any) shall be borne solely by Employer.
(c)     As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to Employer together with at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to Employer if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive (subject to Section 14) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)     For purposes hereof, the following terms have the meanings set forth below:
(i)     “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive's sole discretion, as likely to apply to him or her in the relevant tax year(s).
(ii)     “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 7(a).
8.Restrictive Covenants. During the Term of this Agreement, Executive shall not be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of Employer or any Affiliate for which Executive has provided substantial services without the prior written consent of Employer, which shall not unreasonably be withheld, except that Executive's ownership (or that of his wife and children) of publicly-traded securities of any such business having a cost of not more than $250,000 shall not be considered a violation of this Section 8. For purposes of the preceding sentence, Executive shall be considered as the “stockholder” of any equity securities owned by his spouse and all relatives and children residing in Executive's principal residence.
9.No Solicitation of Representatives and Employees. Executive agrees that he shall not, during the Term of this Agreement, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any representative, agent or employee of Employer or any Affiliate to terminate such person's employment relationship with Employer or any Affiliate, or to violate the terms of any agreement between said representative, agent or employee and Employer or any Affiliate.
10.Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Employer or its Affiliates and their respective customers, representatives, and employees is of critical importance to the continued business success of Employer and that it is the active policy of Employer and its Affiliates to guard as confidential the identity of its customers, trade secrets, pricing policies, business affairs, representatives and employees. In view of the foregoing, Executive agrees that he shall not, during the Term of this Agreement and thereafter, without the prior written consent of Employer (which consent shall not be withheld unreasonably), disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, Employer or its Affiliates which was obtained by Executive in the course of his employment by Employer. This Section 10 shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge.
11.Executive Assignment. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Executive is a party.
12.Funding.
(a)Prior to a Change in Control, all rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.
(b)No later than five days following a Change in Control, Employer shall establish an irrevocable grantor trust, substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 96-24, or any subsequent Revenue Procedure, and shall make a contribution to the trust in an amount equal to the cash payments that would be made to Executive pursuant to Sections 4 and 7 upon a termination of his employment under circumstances described in Section 3, such amount to be determined as if Executive's termination of employment occurred on the date of the Change in Control. At six-month intervals commencing from the date of the Change in Control, Employer shall recalculate the amount necessary to fully fund the above-described benefits and, if the amount exceeds the fair market value of the assets then held in the trust, Employer shall promptly deposit an amount equal to such excess. Employer shall not terminate the trust until the Term of the Agreement has ended and all cash payments described in Sections 4 and 7 to which Executive is entitled have been made to Executive. Employer shall provide Executive with written confirmation of the establishment of the trust and the deposit of the required amount on his behalf, including a written accounting of the calculation of such amounts. Employer's failure to establish a trust and provide such written notice shall constitute a material breach of this Agreement. Notwithstanding the foregoing, this Section 12(b) shall be construed and applied in a manner so as to avoid the application of Section 409A(b)(3) of the Code.
13.Legal Expenses. Employer shall pay as incurred (within 10 calendar days following Employer's receipt of an invoice from the Executive) Executive's reasonable out-of-pocket expenses, including attorney's fees, incurred by Executive at any time from the date of this Agreement through the Executive's remaining lifetime or, if longer, through the 20th anniversary of the date of the Change of Control, in connection with any action taken to enforce this Agreement or construe or determine the validity of this Agreement or otherwise in connection herewith, including any claim or legal action or proceeding, whether brought by Executive or Employer or another party, and whether or not Executive is successful with respect to such action taken; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 15 calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that Employer is obligated to pay in any other calendar year, and the Executive's right to have Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. Employer's obligation to pay Executive's eligible legal fees and expenses under this Section 13 shall not be conditioned upon Executive's termination of employment.
14.Section 409A.
(a)The amounts payable pursuant to Section 4 above are intended to be separate payments that are exempt from Section 409A of the Code by reason of the "short-term deferral" exception or the separation pay exceptions set forth in Section 1.409A-1(b)(9)(iii) or Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that an amount payable under Section 4 does not comply with any of these exceptions, then they shall be subject to the following rules:
(i)Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a "specified employee," as determined under Employer's policy for determining specified employees on the date of his termination of employment, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a "deferral of compensation" within the meaning of Section 409A of the Code, that are provided as a result of a "separation from service" within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within 30 days after the first business day following the six month anniversary of such termination of employment (or, if the Executive dies during such six-month period, within 30 days after the Executive's death).
(ii)The benefits described in paragraphs (e) and (g) of Section 4 that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within 60 calendar days following Executive's written request for reimbursement, or such later date set forth in Section 14(a)(i);

provided that the Executive provides written notice no later than 75 calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred so that Employer can make the reimbursement within the time periods required by Section 409A of the Code; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(b)For purposes of this Agreement, the phrase "termination of employment" or words or phrases of similar import shall mean a "separation from service" with the Employer within the meaning of Section 409A of the Code. In this regard, Employer and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that (i) any termination of employment under this Agreement constitutes a "separation from service" within the meaning of Section 409A of the Code, and (ii) the date on which such separation from service takes place shall be the date of the termination of employment for purposes of this Agreement.
(c)It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Employer shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although the Employer shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Employer, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement.
15.Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
16.Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Delaware.
17.Entire Agreement. This Agreement contains the entire Agreement between Employer and Executive and supersedes any and all previous agreements, written or oral, between the parties relating to severance benefits in the event of a Change in Control. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.
18.No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Employer. Executive is employed at will and Employer may terminate his employment at any time, with or without cause.
19.Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.
20.Employment with an Affiliate. If Executive is employed by Employer and an Affiliate, or solely by an Affiliate, on the date of termination of employment of Executive under circumstances described in Section 3, then (a) employment or termination of employment as used in this Agreement shall mean employment or termination of employment of Executive with Employer and such Affiliate, or with such Affiliate, as applicable, and related references to Employer shall also include Affiliate, as applicable, and (b) the obligations of Employer hereunder shall be satisfied by Employer and/or such Affiliate as Employer, in its discretion, shall determine; provided that Employer shall remain liable for such obligations to the extent not satisfied by such Affiliate.

21.Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors. Any reference in this Agreement to Employer shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of Employer; provided that Executive's employment by a successor Employer shall not be deemed a termination of Executive's employment with Employer (unless otherwise required in order to comply with the definition of "separation from service" under Section 409A of the Code).
22.Non-exclusivity. Except with respect to agreements regarding severance payments described in Section 17, the provisions of this Agreement shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any other employment agreement or other contract, plan or arrangement with Employer or an Affiliate.
23.Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the others by written notice.
If to Employer:    Newell Rubbermaid Inc.
3 Glenlake Parkway
Atlanta, Georgia 30328
Attention: General Counsel

If to Executive:    Michael B. Polk
Newell Rubbermaid Inc.
3 Glenlake Parkway
Atlanta, Georgia 30328

24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
IN WITNESS WHEREOF, the parties have executed this Employment Security Agreement as of the day and year written above.
NEWELL RUBBERMAID INC.

By:/s/ James Sweet
Title: Executive Vice President - Human Resources and Corporate Communications

/s/ Michael B. Polk
EXECUTIVE